FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS SECOND QUARTER RESULTS

NAPLES, FL. July 23, 2009 – TIB Financial Corp. (NASDAQ: TIBB), parent company of TIB Bank, The Bank of Venice and Naples Capital Advisors, leading financial services providers serving the greater Naples, Bonita Springs, Fort Myers and Cape Coral areas, South Miami-Dade County, the Florida Keys and Sarasota County, today reported a net loss before dividends on preferred stock for the three months ended June 30, 2009 of $4.9 million compared to a net loss of $4.0 million for the second quarter of 2008. The net loss allocated to common shareholders was $5.5 million, or $0.38 per share, compared to a net loss of $0.28 for the comparable 2008 quarter. The net loss for the second quarter was primarily due to the provision for loan losses of $5.8 million and an increase in non-interest expenses of $4.3 million, partially offset by an increase of $680,000 of customer service revenue.

TIB Financial reported total assets of $1.80 billion as of June 30, 2009, an increase of 12% from December 31, 2008. Total loans increased 1% to $1.24 billion from $1.22 billion at December 31, 2008 as growth in our commercial loan and residential loan portfolios offset an $18.8 million, or 23%, decline in indirect auto loans. Total deposits of $1.39 billion as of June 30, 2009 increased $259.2 million, or 23%, from December 31, 2008 due to the assumption of approximately $317 million of deposits and the operations of nine branches of the former Riverside Bank of the Gulf Coast from the FDIC.

“We continue to implement our strategic plan and are reinvesting the proceeds provided from the assumption of the deposits of the former Riverside Bank of the Gulf Coast into quality loans generated through our relationship based approach. We are pleased with the level of retention of our new customers and deposits, and are looking forward to the new opportunities presented by our increased presence in Fort Myers and Venice and our new presence in the contiguous Cape Coral community. Operationally, we successfully completed the related information systems conversion at the end of June and are now able to manage our new customer relationships with an integrated and consistent approach. We have closed one smaller branch office and are planning to relocate another office,” said Thomas J. Longe, Chief Executive Officer and President.

“We continue to see unfavorable economic conditions in our markets, which are exacerbated by the broad national and local economic contraction, continued declines in real estate market values and increasing unemployment. Our consumer and commercial customers are facing continuing financial pressure and challenges. We continue to monitor our loan portfolio closely, are working diligently to resolve our nonperforming assets and are modifying and restructuring loans to assist customers when prudent,” continued Longe.

Significant other developments are outlined below.

•
The net interest margin increased 13 basis points to 2.78% during the quarter in comparison to 2.65% in the first quarter due primarily to the investment strategy related to the acquired Riverside deposits and the continued reduction of the interest cost of our deposits and other funding. The net interest margin continues to be adversely impacted by the level of non-accrual loans and nonperforming assets, which reduced the margin by approximately 18 basis points. We continue to maintain a higher level of money market and other short-term investments in light of the continuing economic stress and elevated volatility of financial markets, which also reduced the margin.

•	We continue to focus on relationship based lending and generated approximately $29 million of commercial loans and originated $42 million of residential mortgages.

•
Under challenging and volatile financial market conditions, Naples Capital Advisors and TIB Bank’s trust department continued to establish new investment management and trust relationships increasing the market value of assets under management to $120 million as of quarter end while TIB private bankers generated net growth of deposits during the quarter of $8 million resulting in total deposits of $56 million.

•
With respect to the Riverside transaction, during the second quarter, we closed one small branch office, continued to reduce the operating expenses of the acquired offices and have retained approximately 92% of the core deposits assumed while maintaining the attractive mix and reducing the interest cost of the deposit base. The planned relocation of one office and the completion of the conversion of the information systems will result in additional cost savings beginning in the third quarter.

•
Our indirect auto loan portfolio declined $8.6 million, or 12%, during the quarter to $63.2 million, or 5% of total loans. Non-performing loans in this business segment decreased to $1.3 million in comparison to $1.7 million at March 31, 2009 and charge-offs during the quarter declined to $1.8 million compared to $2.2 million in the first quarter. Additionally, total delinquency of indirect auto loans declined to 6% at quarter end down from 7% in the first quarter.

Credit Quality
Total nonaccrual loans increased by $16.2 million during the quarter to $61.8 million. Excluding indirect and consumer loans, approximately $29.1 million of loans were placed on nonaccrual during the quarter. Partially offsetting this increase were $708,000 of net loan principal paid down and loans returned to accrual, $4.0 million of loans charged off and $7.9 million of loans foreclosed.

Of the loans placed on nonaccrual during the quarter, $12.0 million related to two land development loans which we currently have reviewed and determined that no specific reserves are necessary at this time. A third relationship, a $4.8 million land development loan, was placed on nonaccrual and required the allocation of a $491,000 specific reserve. The balance of the loans placed on nonaccrual are comprised of various smaller commercial, commercial real estate and residential loans.

In response to the increase in non-performing loans, further contraction of economic activity in our local markets and increased net charge-offs, the second quarter results include a provision for loan losses of $5.8 million. The provision primarily reflects net charge-offs of $5.8 million as the reserve for loan losses remained relatively unchanged at $25.4 million and amounted to 2.05% of loans at June 30, 2009.

Detailed Financial Discussion
The higher net loss, before the preferred dividend, for the second quarter of 2009 compared to the net loss for the second quarter of 2008 was due to higher non-interest expenses and partially offset by higher non-interest income. TIB Financial’s results of operations during 2009 include the operations of nine former branches of Riverside Bank of the Gulf Coast subsequent to their assumption on February 13, 2009.

Our provision for loan losses of $5.8 million reflects net charge-offs of $5.8 million. As of June 30, 2009, non-performing loans were $61.8 million or 4.99% of loans, an increase from the $45.6 million and 3.74% of loans as of March 31, 2009.

The allowance for loan losses remained relatively unchanged at $25.4 million, comprising 2.05% of total loans. Net charge-offs during the quarter increased to 1.89% of average loans on an annualized basis compared to 1.19% for the prior quarter.

The tax equivalent net interest margin of 2.78% for the three months ended June 30, 2009 increased in comparison with the 2.65% net interest margin reported during the first quarter of 2009.  The increase is primarily due to the impact of investment of the proceeds provided by the acquisition of the deposits and operations of nine former Riverside Bank of the Gulf Coast branches, the continued reduction in the interest cost of our deposits and other funding and partly offset by the higher level of non-performing loans and assets during the second quarter. Upon closing of the transaction, execution of our investment plan included purchasing intermediate maturity investment securities and maintaining a significant balance of lower yielding money market and cash equivalent securities to repay near term maturities of wholesale funding. The intermediate term investments are intended to maintain available liquidity to redeploy as loans to local consumers and businesses. The maintenance of this higher level of lower yielding short-term liquid assets and intermediate investment securities has reduced the net interest margin but had a more significant negative effect during the first quarter of 2009. We estimate that the assumption of the Riverside deposits and the initial investment of the significant cash proceeds generated a net reduction of net interest income during the first quarter because the interest cost of the deposits exceeded the yield of the initial investments made. As a result of our repricing of a portion of the assumed deposits, the reduction of wholesale funding of $114 million in March and $38 million in the second quarter and the income from our investment strategy, the Riverside transaction contributed to net interest income in the second quarter.

Excluding net gains (losses) on investment securities, non-interest income was $2.2 million in the second quarter of 2009 compared to $1.5 million for the second quarter last year. The increase is due primarily to higher deposit service charges, fees from the origination and sale of residential mortgages in the secondary market and investment advisory fees. The former Riverside operations contributed approximately $553,000 of non-interest income during the period.

During the second quarter of 2009, non-interest expense increased $4.3 million, or 36%, to $16.2 million compared to $11.9 million for the second quarter of 2008. Total non-interest expense associated with the former Riverside operations amounted to approximately $2.0 million (including approximately $371,000 of pre-conversion IT processing and system conversion costs). The second quarter 2009 non-interest expense includes an increase of $710,000 in salaries and employee benefits over the second quarter of 2008. This increase includes approximately $631,000 in salaries and employee benefits expenses associated with new employees hired in connection with the Riverside transaction. During the second quarter of 2009, FDIC deposit insurance assessments were $1.5 million higher than the comparable prior year period due primarily to a one time special assessment of approximately $800,000, higher deposits and a higher deposit insurance premium rate. The special assessment was charged to all FDIC insured institutions during the quarter based on assets. The results for the quarter also include $871,000 and $215,000 of OREO related write-downs and expenses; compared to only $28,000 and $44,000 incurred during the second quarter of 2008, respectively.

During the second quarter of 2009, the Board of Directors of TIB Financial Corp. declared a 1% stock dividend which was distributed on July 10, 2009 to all TIB Financial Corp. common shareholders of record as of June 30, 2009.  The Board of Directors will continue to evaluate our dividend policy in light of current and expected trends in our financial performance and financial condition.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.8 billion in total assets and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $120 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com, www.bankofvenice.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chief Executive Officer and President at (239) 659-5857, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008
Interest and dividend income	$20,858	$20,822	$21,223	$22,242	$21,777
Interest expense	9,164	10,065	10,504	10,566	10,368
NET INTEREST INCOME	11,694	10,757	10,719	11,676	11,409

Provision for loan losses	5,763	5,309	15,101	4,768	5,716

NON-INTEREST INCOME:
Service charges on deposit accounts	1,202	966	750	747	719
Fees on mortgage loans sold	318	115	154	176	213
Investment securities gain (loss), net	95	596	(4,221)	(126)	(1,912)
Investment advisory and trust fees	228	193	141	153	136
Other income	489	509	421	497	475
Total non-interest income	2,332	2,379	(2,755)	1,447	(369)

NON-INTEREST EXPENSE:
Salaries & employee benefits	7,068	7,380	6,078	6,045	6,358
Net occupancy expense	2,438	2,152	2,168	2,171	2,186
Other expense	6,652	3,835	5,866	3,770	3,320
Total non-interest expense	16,158	13,367	14,112	11,986	11,864

Loss before income taxes	(7,895)	(5,540)	(21,249)	(3,631)	(6,540)
Income tax benefit	(3,008)	(2,082)	(7,994)	(1,435)	(2,506)
NET LOSS	$(4,887)	$(3,458)	$(13,255)	$(2,196)	$(4,034)
Income earned by preferred shareholders	650	708	165	-	-
Net loss allocated to common shareholders	$(5,537)	$(4,166)	$(13,420)	$(2,196)	$(4,034)

NET LOSS PER COMMON SHARE:	$(0.38)	$(0.28)	$(0.92)	$(0.15)	$(0.28)

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	For the Quarter Ended
	June 30, 2009		March 31, 2009		December 31, 2008		September 30, 2008		June 30, 2008
Real estate mortgage loans:
Commercial	$683,763		$666,780		$658,516		$666,263		$646,223
Residential	222,260		213,037		205,062		191,132		173,729
Farmland	13,497		13,438		13,441		13,541		13,655
Construction and vacant land	139,425		142,175		147,309		155,465		156,706
Commercial and agricultural loans	67,214		65,723		71,352		65,987		67,234
Indirect auto loans	63,243		71,868		82,028		91,639		99,208
Home equity loans	38,100		34,325		34,062		30,141		27,535
Other consumer loans	10,854		11,245		11,549		11,291		12,597
Total loans	$1,238,356		$1,218,591		$1,223,319		$1,225,459		$1,196,887

Gross loans	$1,239,711		$1,220,073		$1,224,975		$1,227,181		$1,198,526

Net loan charge-offs	$5,805		$3,604		$9,353		$3,360		$4,945
Allowance for loan losses	$25,446		$25,488		$23,783		$18,035		$16,627
Allowance for loan losses/total loans	2.05%		2.09%		1.94%		1.47%		1.39%
Non-performing loans	$61,809		$45,647		$39,776		$26,985		$22,601
Allowance for loan losses/non-performing loans	41%		56%		60%		67%		74%
Non performing loans/gross loans	4.99%		3.74%		3.25%		2.20%		1.89%
Annualized net charge-offs/average loans	1.89%		1.19%		3.02%		1.10%		1.70%

Total interest-earning assets	$1,681,065		$1,731,271		$1,512,909		$1,466,454		$1,474,946
Other real estate owned	$7,142		$5,032		$4,323		$4,648		$5,037
Other repossessed assets	$431		$407		$601		$635		$2,706
Goodwill and intangibles, net of accumulated amortization	$13,806		$14,225		$8,170		$8,305		$8,463

Interest-bearing deposits:
NOW accounts	$180,952		$174,524		$142,291		$148,362		$185,770
Money market	217,534		204,974		102,486		130,910		162,943
Savings deposits	127,502		114,806		73,832		48,505		51,864
Time deposits	686,594		759,061		688,675		649,902		579,403
Non-interest bearing deposits	182,236		183,095		128,384		135,518		158,210
Total deposits	$1,394,818		$1,436,460		$1,135,668		$1,113,197		$1,138,190

Tax equivalent net interest margin	2.78%		2.65%		2.85%		3.18%		3.25%
Loss allocated to common shareholders / average assets	(1.23	) %	(0.95	) %	(3.35	) %	(0.56	) %	(1.07	) %
Loss on average equity	(16.72	) %	(11.56	) %	(48.77	) %	(8.77	) %	(15.77	) %
Non-interest expense/tax equivalent net interest income and non-interest income	114.87%		101.47%		176.36%		91.08%		107.05%

Average common shares outstanding	14,669,107		14,654,791		14,647,353		14,640,793		14,631,184
End of quarter shares outstanding	14,747,870		14,747,870		14,747,870		14,743,492		14,743,492
Total equity	$111,968		$117,852		$121,114		$97,680		$99,149
Book value per common share	$5.33		$5.74		$5.98		$6.63		$6.72

Tier 1 capital to average assets	6.4%		6.9%		8.9%		7.6%		8.0%
Tier 1 capital to risk weighted assets	8.9%		9.1%		11.3%		9.4%		9.6%
Total capital to risk weighted assets	10.1%		10.4%		12.6%		10.7%		10.9%

Total assets	$1,797,081		$1,836,526		$1,610,114		$1,563,466		$1,578,821

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended June 30, 2009			Quarter Ended June 30, 2008
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,229,026	$17,355	5.66%	$1,168,413	$19,279	6.64%
Investments	382,478	3,495	3.67%	176,266	2,073	4.73%
Money Market Mutual Funds	36,991	27	0.29%	-	-	0.00%
Interest bearing deposits	29,773	20	0.27%	4,916	32	2.62%
Federal Home Loan Bank stock	10,482	-	0.00%	8,742	125	5.75%
Fed funds sold and securities purchased under agreements to resell	2,407	2	0.33%	59,586	312	2.11%
Total interest earning assets	1,691,157	20,899	4.96%	1,417,923	21,821	6.19%
Non-interest earning assets	117,371			94,698
Total assets	$1,808,528			$1,512,621

Interest bearing liabilities:
NOW	$190,457	$313	0.66%	$189,220	$772	1.64%
Money market	212,324	837	1.58%	170,742	951	2.24%
Savings	121,709	551	1.82%	50,852	131	1.04%
Time	707,212	5,450	3.09%	539,982	6,029	4.49%
Total interest-bearing deposits	1,231,702	7,151	2.33%	950,796	7,883	3.33%
Short-term borrowings and FHLB advances	196,501	1,305	2.66%	217,307	1,667	3.09%
Long-term borrowings	63,000	708	4.51%	63,000	819	5.23%
Total interest bearing liabilities	1,491,203	9,164	2.46%	1,231,103	10,369	3.39%

Non-interest bearing deposits	183,329			158,376
Other liabilities	16,766			20,287
Shareholders’ equity	117,230			102,855
Total liabilities and shareholders’ equity	$1,808,528			$1,512,621

Net interest income and spread		$11,735	2.50%		$11,452	2.80%

Net interest margin			2.78%			3.25%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
YEAR TO DATE BALANCES AND YIELDS
 (Dollars in thousands)

	Six Months Ended June 30, 2009			Six Months Ended June 30, 2008
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,227,339	$35,196	5.78%	$1,152,901	$39,429	6.88%
Investments	335,415	6,409	3.85%	167,020	4,013	4.83%
Money Market Mutual Funds	60,569	130	0.43%	-	-	-
Interest bearing deposits	35,519	40	0.23%	3,149	44	2.81%
Federal Home Loan Bank stock	11,389	(19)	-0.34%	8,615	252	5.88%
Fed funds sold and securities purchased under agreements to resell	4,985	5	0.20%	76,931	1,056	2.76%
Total interest earning assets	1,675,216	41,761	5.03%	1,408,616	44,794	6.39%
Non-interest earning assets	120,407			95,521
Total assets	$1,795,623			$1,504,137

Interest bearing liabilities:
NOW	$179,061	$642	0.72%	$186,601	$1,889	2.04%
Money market	184,316	1,499	1.64%	174,912	2,375	2.73%
Savings	106,930	959	1.81%	50,930	312	1.23%
Time	728,735	11,950	3.31%	538,023	12,432	4.65%
Total interest-bearing deposits	1,199,042	15,050	2.53%	950,466	17,008	3.60%
Short-term borrowings and FHLB advances	224,045	2,735	2.46%	213,984	3,702	3.48%
Long-term borrowings	63,000	1,444	4.62%	63,000	1,724	5.50%
Total interest bearing liabilities	1,486,087	19,229	2.61%	1,227,450	22,434	3.68%

Non-interest bearing deposits	169,824			155,978
Other liabilities	18,026			19,480
Shareholders’ equity	121,686			101,229
Total liabilities and shareholders’ equity	$1,795,623			$1,504,137

Net interest income and spread		$22,532	2.42%		$22,360	2.71%

Net interest margin			2.71%			3.19%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

Impaired loans are as follows:

	June 30, 2009	March 31, 2009
Loans with no allocated allowance for loan losses	$37,112	$27,289
Loans with allocated allowance for loan losses	66,493	60,783
Total	$103,605	$88,072

Amount of the allowance for loan losses allocated	$8,484	$7,947

Nonaccrual loans include above are as follows:

	As of June 30, 2009		As of March 31, 2009
Loan/Collateral Type	Number of Loans	Outstanding Balance *	Number of Loans	Outstanding Balance *
Residential	24	$5,138	15	$3,815
Commercial 1-4 family investment	9	8,705	10	7,892
Commercial and agricultural	6	596	8	659
Commercial real estate	21	11,322	20	13,719
Land development	13	34,583	6	17,707
Government guaranteed loans	3	145	3	143
Indirect auto, auto and consumer loans	121	1,320	162	1,712
Total		$61,809		$45,647

*	Nonaccrual loan balances reflect cumulative charge downs of $4.8 million as of June 30, 2009 and $5.7 million as of March 31, 2009.

Nonaccrual Loan Activity (Other Than Indirect Auto and Consumer)

Nonaccrual loans at March 31, 2009	$43,935
Returned to accrual	(218)
Net principal paid down on nonaccrual loans	(490)
Charge-offs	(3,964)
Loans foreclosed	(7,852)
Loans placed on nonaccrual	29,078
Nonaccrual loans at June 30, 2009	$60,489

OREO Activity

OREO as of March 31, 2009	$5,032
Real estate acquired	7,852
Write-down of value	(871)
Transfer to facilities used in operations	(2,941)
Property sold	(1,930)
OREO as of June 30, 2009	$7,142